United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

AQUA METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AQUA METALS, INC.

5370 Kietzke Lane, #201

Reno, Nevada, 89511

(775) 525-1936

Supplement to Proxy Statement for

Annual Meeting of Stockholders

to be held June 15, 2023

This supplement, dated May 18, 2023, supplements the definitive proxy statement (as supplemented prior to the date hereof, the “Proxy Statement”) of Aqua Metals, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2023, as supplemented by a Supplement to the Proxy Statement filed with the SEC on May 11, 2023, relating to the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”), previously scheduled to be held virtually on May 18, 2023. The Annual Meeting was called to order at 9:00 a.m., Pacific Time, on Thursday, May 18, 2023 and then adjourned.

Notice is hereby given that the Annual Meeting has been adjourned and will reconvene at 9:00 a.m., Pacific Time, on Thursday, June 15, 2023. The Annual Meeting will be held by live audio webcast at www.virtualshareholdermeeting.com/AQMS2023. No changes have been made to the record date or the proposals to be brought before the Annual Meeting, which are presented in the Proxy Statement. Stockholders of record at the close of business on March 20, 2023 who have not yet voted are encouraged to vote by 11:59 p.m., Eastern Time, on June 14, 2023, are entitled to vote at the Annual Meeting to be held on June 15, 2023, and may participate in the meeting using the control number included in the previously-distributed proxy materials.

The Company has decided to adjourn the Annual Meeting in order to provide additional time to solicit proxies with respect to the proposal to amend the Company’s First Amended and Restated Certificate of Incorporation to authorize the Company to issue up to 2,000,000 shares of preferred stock, which requires the affirmative “FOR” vote of the holders of a majority of the then outstanding shares of the Company’s common stock. The Company’s board of directors recommends a vote “FOR” the abovementioned proposal for the reasons described in the Proxy Statement.

The Company recorded a call script that encourages stockholders to vote on the proposals outlined in the proxy materials for its 2023 Annual Meeting of Stockholders. Included below is a transcript of the recording.

"Hello, this is Stephen Cotton, president and chief executive officer of aqua metals, inc.

We have adjourned our annual shareholder meeting until 9:00 am pacific time on Thursday June 15, 2023. We still need your vote. At this time, there are not sufficient votes in favor of proposal 3 which protects the company’s NOL asset and the value of your investment in aqua metals. This proposal is supported by two major proxy advisory companies and we ask you to vote for proposal number 3.

Please review the proxy materials sent to you either by mail or email.  It is extremely important that you open them and vote.  You can vote by telephone, over the internet, or by mail.  If you need assistance in voting, please call our proxy solicitor toll free at 1-800-607-0088.

Thank you for your attention to this matter and for your investment in aqua metals. Have a great day."